Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Valassis Communications, Inc.

We consent to the incorporation by reference in Amendment No. 1 to the registration statement (No. 333-00024) on Form S-8 of Valassis Communications, Inc. of our report dated April 8, 2003, with respect to the consolidated balance sheet of NCH Marketing Services, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for the year then ended, which report appears in the Form 8-K/A of Valassis Communications, Inc. dated April 29, 2003.

/s/    KPMG LLP

KPMG LLP

Chicago, Illinois

August 7, 2003